Press Release

WARWICK VALLEY TELEPHONE COMPANY DECLARES
DIVIDEND

(Warwick, NY, April 29, 2008) The Board of Directors of the Warwick Valley Telephone Company (Nasdaq: WWVY) declared a regular quarterly dividend of $0.20 per share on the Company’s Common Shares. The dividend is payable on June 30, 2008 to shareholders of record as of June 20, 2008.

In addition, the Board of Directors declared the regular quarterly dividend of $1.25 per share on the outstanding 5,000 shares of the Company’s 5% Preferred Shares to be paid on June 30, 2008 to shareholders of record as of June 20, 2008.

Warwick Valley Telephone Company is a full service telecommunications company operating in southern Orange County, N.Y. and portions of northwestern N.J. Through its subsidiaries and affiliated companies, Warwick Valley Telephone Company offers local, long distance, Internet and Video Services.

Contact:	Duane W. Albro President & CEO (845) 986-2100